EXHIBIT 99.1

STOCK OPTION PURCHASE AGREEMENT

In exchange for Rajesh Babaria joining the Board of Managers of Kenergy Scientific, Inc. (“Company”) for a term to commence on March 31, 2014, Rajesh Babaria (“Optionee”) has been granted an option (the “Option”) to purchase the Company’s Common stock pursuant to the Stock Option Purchase Agreement (“Agreement”),

“Date of Option Grant” means April 15, 2014

“Number of Option Shares” means $40,000 (forty thousand dollars) in shares of the Company’s common stock.

“Exercise Price” means Fair Market Value as determined by the Company’s auditors and internal accounting department as of the date of this Grant. It is agreed that the Fair Market Value shall not exceed $0.05 (five cents) per unit.

“Initial Vesting Date” means April 15, 2014.

“Option Expiration Date” means the date one (1) year after the Date of Option Grant.

“Vested Ratio” means, on any relevant date, the ratio determined as follows:

(a)	Prior to the Initial Vesting Date, the Vested Ratio shall be zero.

(b)	On the Initial Vesting Date, the Vested Ratio shall be 1/2 ($20,000), provided the Optionee is still a member of the Company’s Board of Managers or Directors on the Initial Vesting Date, unless the vesting has been accelerated as defined below.

(c)	On October 15, 2014 Optionee’s remaining $20,000 in options shall vest so long as Optionee is still a member of the Company’s Board of Managers on the Initial Vesting Date, unless the vesting has been accelerated as defined below.

(d)	Should Optionee’s service on the Board be terminated for any reason by the Company prior to any vested date as defined above, all outstanding options that are unvested as defined above shall automatically accelerate and become fully vested upon the Company’s termination of Optionee’s service on the Board.

“Acceleration” means that in the event the following occur, Optionee’s vested shall be fully accelerated:

(a) In the event of a change of control, as defined as a sale to a third party of at least fifty one percent (51%) of the total then outstanding Preferred Shares and/or Common Stock of the Company for cash or publicly traded stock.

By their signatures below, the parties hereto agree that the Option is governed by the terms and conditions as in effect on the Date of Option Grant and the Option Agreement, both of which are attached hereto. The Optionee acknowledges receipt of a copy of the the Option Agreement, represents that he or she is familiar with the provisions contained therein, and hereby accepts the Option subject to all of the terms and conditions thereof

OPTIONEE	Kenergy Scientific, Inc.

By: /s/ Rajesh Babaria	By:	/s/ Zoran Cvetojevic
Its: CTO	Its:	CEO